Exhibit 99.1

REVA Medical Successfully Completes Financial Restructuring

San Diego, California (Wednesday, March 4, 2020) – REVA Medical, Inc. (“REVA” or the “Company”) announced today that the Company emerged from Chapter 11 bankruptcy protection on February 26, 2020, successfully completing its financial restructuring process and implementing its plan of reorganization (the “Plan”), which was confirmed by the U.S. Bankruptcy Court District of Delaware on February 19, 2020.

“We are very pleased to be emerging from our restructuring expeditiously as planned,” said Jeffrey Anderson, President. “I greatly appreciate the support of REVA’s dedicated employees throughout this process. This process represented a collaborative and solutions-oriented partnership with our creditors through which REVA has achieved a more sustainable capital structure. We are proud to have the support of our financial backers and REVA is better positioned to deliver on its core technology.”

A copy of the Confirmation Order and associated Plan can be found in the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2020. Information about the bankruptcy cases can be found by visiting http://case.stretto.com/reva.

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Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions, and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating plans or performance and events or developments that may occur in the future, are forward-looking statements, such as those statements regarding the projections and timing surrounding commercial operations and sales, clinical trials, pipeline product development, and future financings. No undue reliance should be placed on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on March 7, 2018, and as updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About REVA Medical

REVA Medical is a medical device company focused on the development and commercialization of bioresorbable polymer technologies for vascular applications. The Company’s products include the Fantom Encore and MOTIV bioresorbable vascular scaffolds for the treatment of coronary artery disease and below-the-knee peripheral artery disease, respectively. REVA is currently selling Fantom Encore in Germany, Switzerland, Austria, the Netherlands, Belgium, Luxembourg, Italy and Turkey and is in the process of commercializing Fantom Encore in seven additional countries. REVA is based in San Diego, California.

Fantom, Fantom Encore, and Tyrocore are trademarks of REVA Medical, Inc.

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111    ●    +1 (858) 966-3000    ●    +1 (858) 966-3099 (FAX)    ●    www.revamedical.com

Contact

REVA Medical, Inc.

Jeffrey Anderson

President

+1 858-966-3038

ir@revamedical.com

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111    ●    +1 (858) 966-3000    ●    +1 (858) 966-3099 (FAX)    ●    www.revamedical.com